AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 5th day of November, 2013, to the Fund Accounting Servicing Agreement, dated as of May 16, 2012, as amended (the "Agreement"), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Vident Core US Equity Fund and to amend the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit C is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael A. Castino	By: /s/ Michael L. Ceccato

Name: Michael A. Castino	Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

Amended Exhibit C to the ETF Series Solutions Fund Accounting Agreement

Name of Series
Vident International Equity Fund
Vident Core US Equity Fund

Base fee for USBFS Fund Accounting, Fund Administration, Chief Compliance Officer, Transfer Agent/Shareholder & Account Services, Custody and Distribution at August, 2013
Based on average net assets (i.e. “AUM”) of the ETF, the greater of…

__ basis points on the first $__ million
__basis points on the balance

Or,

$__ (Year 1 __% discount minimum fee of $__)
$__ (Year 2 __% discounted minimum fee of $__)

Pricing Services**
▪	$__- Domestic Equities, Options, ADRs
▪	$__– Foreign Equities
▪	$__ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates,
▪	$__- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities, High Yield Bonds
▪	$__- Bank Loans
▪	$__- Credit Default Swaps
▪	$__- Swaptions, Index Swaps
▪	$__- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
Corporate Action & Manual Pricing Services
▪	$__/Foreign Equity Security per Month for Corporate Action Service
▪	$__/Domestic Equity Security per Month for Corporate Action Service
▪	$__5 /Month Manual Security Pricing (>10/day)
Fair Value Services (Charged at the Complex Level)**
The lesser of, per Fund, $__annually or
▪	$__on the First 100 Securities
▪	$__on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Out-Of-Pocket Expenses
Including but not limited to intraday indicative value (IIV) agent fees, corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc), postage, stationery, programming and development, web maintenance and data feeds, special reports, proxies, insurance, EDGAR/XBRL filing, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, telephone toll-free lines, service/data conversion, special reports, record retention, disaster recovery charges, NSCC activity charges, data communication and implementation charges, postage/stationary charges, reverse stock splits, tender offers, travel, and conversion expenses (if necessary).

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Amended Exhibit C (continued) to the ETF Series Solutions Fund Accounting Agreement

Additional Services at August, 2013

Subsequent New Fund Launch:
▪  $__/fund

The Fund start-up and registration services project fee is paid for by the advisor and not the Fund(s). This fee is not able to be recouped by the advisor under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed __% following the selection of U.S. Bancorp Fund Services and __% at SEC effectiveness.

External legal costs are included in the above fee, unless otherwise stated, for the first fund(s) launched by advisor.  Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.

Out-of-pocket expenses, including but not limited to:
▪	Postage, if necessary
▪	Federal and state regulatory filing fees
▪	Expenses from Board of Trustee meetings
▪	Third party auditing and legal expenses
▪	EDGAR/XBRL filing
▪	All other out-of-pocket expenses

Ongoing Annual Legal Administration
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:

▪  $__additional minimum

Daily Compliance Services (Charles River)
▪  Base fee – $__/fund per year
▪  Setup – $__/fund group

Section 15(c) Reporting
▪  $__/fund per report – first class
▪  $__ /additional class report

Non-Standard Intraday Indicative Value (IIV) Calculation
▪  Negotiated based upon specific requirements

Customized Benchmarking
▪  Negotiated based upon specific requirements

NOTE: Additional Services Provided and Negotiated Upon Request

*Subject to annual CPI increase, Milwaukee MSA.

Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules on this Amended Exhibit C.

Exchange Traded Concepts, LLC

By:  /s/ J. Garrett Stevens

Printed Name: J. Garrett Stevens

Title:  CEO                      Date:  11/11/13